Exhibit 107

CALCULATION OF REGISTRATION FEE

Form 424(b)(7)

(Form Type)

Birkenstock Holding plc

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered[(1)]	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	457(r)	29,351,709	$39.35	$1,154,989,749.15	0.00013810	$159,504.08
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$1,154,989,749.15		$159,504.08
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fees Due							$159,504.08

(1)
Includes 3,828,483 ordinary shares subject to the underwriters’ option to purchase additional shares described herein.

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(2)
Represents deferred payment of the registration fees (in reliance upon Rules 456(b) and 457(r) of the U.S. Securities Act, as amended) in connection with the Registrant’s Registration Statement on Form F-3ASR (Registration No. 333-284905 filed on February 13, 2025) being paid herewith.

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